Exhibit 99.1

HERTZ PROPOSES ACQUISITION OF DOLLAR THRIFTY

OFFER REPRESENTS SUPERIOR VALUE AND SIGNIFICANT PREMIUM TO AVIS BUDGET’S
HYPOTHETICAL OFFER

DEAL CERTAINTY WITH A CLEAR REGULATORY PATH

PARK RIDGE, NJ, May 9, 2011--Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz”) today announced an exchange offer for all outstanding shares of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) (“Dollar Thrifty”).  Hertz will offer Dollar Thrifty shareholders $72.00 per share (based on Hertz’s closing stock price on May 6, 2011), consisting of $57.60 in cash and 0.8546 shares of Hertz.  The offer represents:

●	a 26% premium and 18% premium to Dollar Thrifty’s 90-day and 60-day average share price, respectively;

●	a 7.6x multiple of Dollar Thrifty’s LTM EBITDA for the period ended March 31, 2011; and

●	a 24% premium to the value of the entirely hypothetical price announced by Avis Budget Group, Inc. (“Avis Budget”) over seven months ago,

based on the closing stock prices for Hertz and Avis Budget on May 6, 2011.  These are substantial premiums, especially after taking into account the significant takeover speculation premium already included in Dollar Thrifty’s current stock price.

The Hertz proposal offers immediate and superior value as well as deal certainty to Dollar Thrifty shareholders.  Moreover, it is a firm offer in contrast to the entirely hypothetical Avis Budget transaction.

Hertz’s offer is not subject to any financing condition or contingency.

The combination of Hertz and Dollar Thrifty would create a global, multi-brand rental car leader offering customers a full range of rental options through its market leading brands.

Commenting on the offer, Hertz Chairman and Chief Executive Officer, Mark P. Frissora said: “We believe that the acquisition of Dollar Thrifty by Hertz would be in the best interests of both companies’ shareholders and of rental car consumers, and that it will accelerate Hertz’s growth opportunities by leveraging the combined brand portfolio and unparalleled value and service reputations of both companies.  To this end, we have today made a superior bid.  We are seeking a consensual business combination with Dollar Thrifty, and are proceeding on an accelerated timetable in order to provide immediate and certain value to Dollar Thrifty shareholders.”

Commensurate with Hertz’s desire to expeditiously close this transaction, Hertz is engaged in discussions with the FTC and has commenced a process for the divestiture of its Advantage brand.  Hertz is highly confident that it will obtain FTC clearance for its acquisition of Dollar Thrifty and is committed to a fast path forward.

Mr. Frissora added, “We have always known that antitrust considerations would be pivotal in any transaction with Dollar Thrifty, and that a combination of Avis Budget and Dollar Thrifty would face serious antitrust obstacles.  Avis Budget has been unable to produce a viable antitrust remedy, despite an entire year of discussions with the FTC with no end in sight.  In contrast, we are confident we can deliver a compelling proposal to the FTC centered around the divestiture of our Advantage brand, and are committed to working proactively to move through this process as quickly as possible.”

Barclays Capital, Lazard, Bank of America Merrill Lynch and Deutsche Bank Securities are acting as financial advisors to Hertz.  Barclays Capital will serve as the dealer manager for the exchange offer.  Cravath, Swaine & Moore LLP, Debevoise & Plimpton LLP and Jones Day are acting as legal advisors to Hertz.  William Blair & Company is acting as a financial advisor to Hertz in connection with the sale of its Advantage brand.

The following is a copy of a letter Hertz today sent to Scott L. Thompson, President and Chief Executive Officer of Dollar Thrifty:

May 9, 2011

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74135
Attention: Scott L. Thompson, President and Chief Executive Officer

Dear Scott:

As we discussed yesterday, Hertz is moving forward with an exchange offer for all outstanding shares of Dollar Thrifty Automotive Group, Inc.  Hertz is offering Dollar Thrifty shareholders $72.00 per share (based on Hertz’s closing stock price on May 6, 2011), consisting of $57.60 in cash and 0.8546 shares of Hertz.  We believe that Hertz’s offer represents a compelling opportunity for your shareholders to realize superior value in the near term with a very high degree of closing certainty.

Hertz is looking forward to proceeding on a consensual basis with the support of the Dollar Thrifty Board of Directors and management team.  Our exchange offer is intended to provide Dollar Thrifty’s shareholders with a firm offer on an accelerated timetable in order to position Hertz and Dollar Thrifty to close a deal and deliver value to Dollar Thrifty’s shareholders as soon as possible.

We believe we have made a superior offer that reflects Dollar Thrifty’s improved recent performance and outlook for 2011.  Specifically, our offer provides:

●	a 26% premium and 18% premium to Dollar Thrifty’s 90-day and 60-day average share price, respectively;

●	a 7.6x multiple of Dollar Thrifty’s LTM EBITDA for the period ended March 31, 2011; and

●	a 24% premium to the value of the entirely hypothetical price announced by Avis Budget Group, Inc. over seven months ago of $45.79 in cash and 0.6543 shares of Avis stock,

based on the closing stock prices for Hertz and Avis on May 6, 2011.  These are substantial premiums, especially after taking into account the significant takeover speculation premium already included in Dollar Thrifty’s current stock price.

Our offer delivers a high degree of closing certainty.  We are engaged in discussions with the Federal Trade Commission and have started a process for the divestiture of our Advantage brand.  We are highly confident that we will obtain FTC clearance for the transaction and are committed to a fast path forward.  In contrast, Dollar Thrifty’s shareholders do not have any offer from Avis, and it has become clear that Avis is either unwilling or unable to close on an offer even if it made one because of serious antitrust obstacles.

Our offer is not subject to any financing condition or contingency.

This transaction is the highest priority for Hertz and has the unanimous support of our Board of Directors and management team.  I am available to speak with you at any time, and I encourage you to have your financial and legal advisors meet with Mark McMaster at Lazard and Scott Barshay at Cravath, two of our principal advisors.  We look forward to working with you and your team to advance the best interests of our respective shareholders, employees and customers

Sincerely,

Mark P. Frissora
Chairman of the Board and Chief Executive Officer
Hertz Global Holdings, Inc.

Conference Call Information

Hertz will host a conference call and a live Internet webcast along with a slide presentation today at 8:30 a.m. ET (7:30 a.m. CST) to discuss the exchange offer.  The dial-in number to participate on this call is (800) 288-9626, passcode 203997.  International callers should dial (612) 332-0802, passcode 203997.

Contact information:

Investors
Leslie Hunziker
Staff Vice President - Investor Relations
Tel: 201-307-2337
E-mail: lhunziker@hertz.com

Alan Miller / Scott Winter
Innisfree M&A Incorporated
Tel: 212-750-5833

Media
Richard Broome
Senior Vice President - Corporate Affairs & Communications
Tel: 201-307-2486
E-mail: rbroome@hertz.com

Steven Lipin / Jayne Rosefield
Brunswick Group
Tel: 212-333-3810

About Hertz

Hertz is the world’s largest general use car rental brand, operating from approximately 8,500 locations in approximately 150 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 83 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, Hertz has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold(R), NeverLost(R) customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through Hertz’s Adrenaline, and Green Traveler Collections, set Hertz apart from the competition. In 2008, Hertz launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 320 branches in the United States, Canada, China, France, Spain, Saudi Arabia and Italy.

Additional information

Hertz Global Holdings, Inc. (“Hertz”) will file a Registration Statement on Form S-4 and will file a Tender Offer Statement on Schedule TO (collectively, with the accompanying Letter of Transmittal and related documents, the “Exchange Offer Documents”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed offer (the “Exchange Offer”) by HDTMS, Inc., a wholly owned subsidiary of Hertz, to exchange each issued and outstanding share of common stock of Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”) for $57.60 in cash and 0.8546 shares of Hertz common stock. The Exchange Offer has not yet formally commenced. This communication is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Dollar Thrifty common stock, nor is it a substitute for the Exchange Offer Documents. The Exchange Offer will be made only through the Exchange Offer Documents.

Security holders and investors may obtain, when available, any of the foregoing documents, including the Exchange Offer Documents, for free by visiting EDGAR on the SEC website at www.sec.gov. The Exchange Offer Documents will also be available free of charge from Hertz following commencement of the Exchange Offer. SECURITY HOLDERS AND INVESTORS OF HERTZ AND DOLLAR THRIFTY ARE URGED TO READ ANY SUCH DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Forward Looking Statements

Certain statements contained herein constitute forward-looking statements. These statements are based on the current expectations and beliefs of Hertz and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that (1) Hertz may be unable to obtain regulatory approvals required for the exchange offer or may be required to accept conditions that could reduce the anticipated benefits of the exchange offer as a condition to obtaining regulatory approvals; (2) Dollar Thrifty stockholders may not tender a sufficient number of shares into the exchange offer or Hertz may otherwise be unable to consummate the exchange offer; (3) the length of time necessary to consummate the exchange offer may be longer than anticipated; (4) problems may arise in successfully integrating the businesses of Hertz and Dollar Thrifty and Hertz may not realize the anticipated synergies and other benefits following the exchange offer; (5) the exchange offer may involve unexpected costs; (6) the Hertz and Dollar Thrifty businesses may suffer as a result of uncertainty surrounding the exchange offer; and (7) Hertz and/or Dollar Thrifty may be adversely affected by the other risks described in the SEC reports of Hertz and Dollar Thrifty. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Hertz. Hertz assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.